EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

        We consent to the incorporation by reference in Enterprise Products Partners L.P.‘s (i) Registration Statement No. 333-36856 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-102778 of Enterprise Products Partners L.P. and Enterprise Products Operating L.P. on Form S-3; (iii) Registration Statement No. 333-82486 of Enterprise Products Partners L.P. on Form S-8; and (iv) Registration Statement No. 333-107073 of Enterprise Products Partners L.P. on Form S-3D of our report dated March 16, 2004, relating to the consolidated balance sheet of Enterprise Products GP, LLC at December 31, 2003 appearing in the Form 8-K of Enterprise Products Partners L.P. dated March 22, 2004.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 22, 2004